Exhibit 99.1
Expedia, Inc. Announces Private Offering of
Senior Unsecured Notes
     BELLEVUE, Wash. — Aug. 10, 2006 — Expedia, Inc. (NASDAQ: EXPE) announced today that, subject to market conditions, it plans to privately offer up to $800 million of senior unsecured notes guaranteed by certain of its subsidiaries (the “Notes”). The Notes are expected to have a maturity of up to ten years, and the timing of the closing of the offering will be subject to market conditions. Expedia, Inc. plans to use the net proceeds of the offering for general corporate purposes, which may include repurchase of common stock, repayment of debt, acquisitions, investments, additions to working capital, capital expenditures and advances to or investments in its subsidiaries.
     The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes will not be registered under the Securities Act and may not be offered or sold without registration unless an exemption from such registration is available. This notice is issued pursuant to Rule 135c of the Securities Act, and does not constitute an offer to sell the Notes, nor a solicitation for an offer to purchase the Notes.
     Expedia, Inc. is the world’s leading online travel company, empowering business and leisure travelers with the tools and information they need to easily research, plan, book, and experience travel. Expedia, Inc. also provides wholesale travel to offline retail travel agents. Expedia, Inc.’s portfolio of brands includes: Expedia.com®, hotels.com®, Hotwire®, Expedia® Corporate Travel, TripAdvisor™ and Classic Vacations®. Expedia, Inc.’s companies also operate internationally with sites in Canada, the United Kingdom, Germany, France, Italy, the Netherlands, Australia, and China, through its investment in eLong™. For more information, visit http://www.expediainc.com/ (NASDAQ: EXPE).
     This press release contains forward-looking statements regarding the future performance of Expedia, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, Expedia, Inc.’ ability to consummate the offering of the Notes. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Expedia, Inc. are contained in its filings with the SEC, including its reports on Forms 10-K, 10-Q and 8-K. Expedia, Inc. undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

August 10, 2006	Contacts:	Investor Relations Stu Haas (425) 679-3555 ir@expedia.com	Communications Wendy Grover (425) 679-7874
Expedia and Expedia.com are either registered trademarks or trademarks of Expedia, Inc. in the U.S. and/or other countries. Other logos or product and company names mentioned herein may be the property of their respective owners.
© 2006 Expedia, Inc. All rights reserved. CST 2029030-40.